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                                                                      Exhibit 2A




                               AMENDMENT TO STOCK
                               PURCHASE AGREEMENT

       AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of September 16, 1999, by and between GENERAL AMERICAN MUTUAL HOLDING COMPANY, a Missouri mutual insurance holding company ("Seller"), and METROPOLITAN LIFE INSURANCE COMPANY, a New York mutual life insurance company ("Buyer").

                                    RECITALS

       WHEREAS, Buyer and Seller have previously entered into a Stock Purchase Agreement, dated as of August 26, 1999 (the "Stock Purchase Agreement") (capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement); and

       WHEREAS, Buyer and Seller wish to amend the Stock Purchase Agreement as provided herein;

       NOW, THEREFORE, in connection with and in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Buyer and the Seller hereby agree as follows:

       1. Section 3.2(g) of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

       "(g)   The Purchase Price proceeds shall be paid (i) to the Seller if the
Seller is not the subject of a rehabilitation proceeding, and (ii) into the Account (as defined in Article 11 of the Reorganization Plan) if the Seller is the subject of a rehabilitation proceeding."

       2. Section 9.3(d) of the Stock Purchase Agreement is hereby deleted. Insofar as the Stock Purchase Agreement refers to the Escrow Agreement, such references shall be deemed to be references to the provisions of Article 11 of the Reorganization Plan. Insofar as the Stock Purchase Agreement refers to the Escrow or the Escrow Account, such references shall be deemed to be references to the Account (as defined in Article 11 of the Reorganization Plan). Insofar as the Stock Purchase Agreement refers to the Escrow Agent, such references shall be deemed to be references to the Director of Insurance of the State of Missouri, acting solely in his capacity as the statutory rehabilitator of Seller, and further solely insofar as he holds any portion of the Account and is authorized to act with respect thereto.

       3. Buyer agrees and acknowledges that the overbid procedures set forth in the "Order Approving Certain Matters as to the Acquisition of GenAmerica Corporation by Metropolitan Life Insurance Company" proposed to be issued on September 17, 1999


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by the Missouri court supervising the Reorganization Proceeding are in conformity with the covenants of Seller set forth in Section 6.13 of the Stock Purchase Agreement.

       4. The number "21" in the first sentence of Section 6.6(d) of the Stock Purchase Agreement is hereby replaced with the number "28".

       5. There are hereby added to the Stock Purchase Agreement two new subsections (h) and (i) of Section 9.1 (Conditions to Buyer's Obligations) to read in their entirety as follows:

       "(h)   Seller shall have granted to Buyer a first priority perfected security interest in or first priority perfected lien upon the Account and the Account Fund (as those terms are defined in the Reorganization Plan) and all assets comprising such Account Fund, to be evidenced by:

              (i) filed financing statement(s) under the Uniform Commercial Code as enacted in the relevant jurisdiction(s) (the "UCC");

              (ii) reports of lien and judgment searches of appropriate records; and

              (iii) the Final Plan Confirmation Judgment (as defined in the Reorganization Plan);

provided, however, if there is a reasonable basis for Buyer concluding, under applicable law, that all or any of the foregoing are legally insufficient to grant to Buyer a first priority perfected security interest or first priority perfected lien, the parties shall cooperate in good faith to find an alternative mechanism which has a legal effect substantially identical to the first priority perfected security interest or first priority perfected lien described above, which mechanism does not adversely affect the rights of the respective parties; and

       (i) Seller shall have obtained a signed agreement from the financial institution at which the Account is required to be established pursuant to the Reorganization Plan indicating that such institution (i) has established the Account in accordance with the Reorganization Plan and has acknowledged receipt of a copy of the Final Plan Confirmation Judgment (as defined in the Reorganization Plan), (ii) has acknowledged that it is a "securities intermediary" and that the Account and the assets comprising the Account Fund are "investment property" and "financial assets" within the meaning of the UCC, and are not deposit accounts, (iii) has agreed that it will not enter into an agreement with any person that would give such person "control" over the Account or the Account Fund within the meaning of the UCC and (iv) has agreed that it will disburse assets comprising the Account Fund only upon request of the Rehabilitator (as defined in the Reorganization Plan) supported by either an order of the Rehabilitation Court (as defined in the Reorganization Plan) or the written consent of the Buyer."



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       6.     The word "and" following the semi-colon at the end of Section
9.1(f) of the Stock Purchase Agreement is hereby deleted, and the period at the end of Section 9.1(g) of the Stock Purchase Agreement is hereby replaced with a semi-colon.

       7. A new Section 12.11 is hereby added to the Stock Purchase Agreement to read in its entirety as follows:

       "Section 12.11 Security Interest. To secure Buyer's right to indemnity pursuant to Articles VIII and X of the Stock Purchase Agreement, Seller hereby grants to Buyer a first priority perfected security interest in all of Seller's right, title and interest in and to the proceeds of the Seller's right to receive the Purchase Price described in the Stock Purchase Agreement, as amended by this Amendment (including, without limitation, all investments and reinvestments of, and substitutions for, such proceeds). Such security interest shall not attach until the Closing Date and, upon the Closing, shall for all purposes be deemed to be, and be treated as, part of the MetLife Lien (as defined in the Reorganization Plan). Notwithstanding the foregoing, the first priority perfected security interest created by this Section 12.11 shall not in any way impair any of the rights, or restrict the exercise of any of the remedies, of the Seller under the Stock Purchase Agreement prior to the Closing. Seller shall promptly execute and deliver to Buyer such further instruments and documents, and take such further action (including, without limitation, execution and delivery to Buyer of UCC financing statements to be filed in such jurisdictions as Buyer may determine) as Buyer may reasonably request for the purpose of perfecting, and otherwise obtaining or preserving the full benefit to Buyer of, such first priority perfected security interest."

       8.     Exhibit B to the Stock Purchase Agreement is hereby deleted.

       9. A new Exhibit C to the Stock Purchase Agreement, in the form of Appendix I attached hereto, is hereby added to the Stock Purchase Agreement.

       10. There is hereby added to the Stock Purchase Agreement a new subsection (j) of Section 9.1 (Conditions to Buyer's Obligations) to read in its entirety as follows:

       "(j)   The Reorganization Plan as set forth in Exhibit C hereto shall be approved by the Rehabilitation Court with only such modifications that will not materially impair the rights or interests of Buyer under this Agreement."

       11. There is hereby added to the Stock Purchase Agreement a new subsection (e) of Section 9.2 (Conditions to Seller's Obligations) to read in its entirety as follows:

       "(e)   The Reorganization Plan as set forth in Exhibit C hereto shall be approved by the Rehabilitation Court with only such modifications that will not materially impair the rights or interests of Seller under this Agreement."

       12. There is hereby added to the Stock Purchase Agreement a new subsection (k) of Section 9.1 (Conditions to Buyer's Obligations) to read in its entirety as follows:



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       "(k)   GALIC shall not be in administrative supervision."

       13. Section 6.20 of the Stock Purchase Agreement is hereby amended to read in its entirety as follows:

       "Section 6.20 Capital Contribution. In the event that Buyer and Seller implement the exchange program contemplated by Section 7.1(c)(i) hereof and the Closing occurs, (x) Buyer will make a capital contribution to GALIC not later than the fifteenth Business Day following the Closing Date in the amount of one-half of the aggregate risk premium payments theretofore made by GALIC to Buyer pursuant to Section 7.1(c)(i) hereof, (y) Buyer will make a further capital contribution to GALIC equal to the amount set forth in clause (x) above not later than the earlier of (i) the 180th day following the Closing Date and
(ii) the day following the termination or cancellation of the last exchange contracts issued by Buyer pursuant to Section 7.1(c)(i), and (z) Buyer will release GALIC from all payment obligations required to be made after the Closing Date pursuant to Section 7.1(c)(i)."

       For purposes of this Amendment, "Reorganization Plan" shall mean the Plan of Reorganization in the form of Appendix I hereto.

       Except as provided herein, the Stock Purchase Agreement shall remain unamended and in full force and effect.





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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


                             GENERAL AMERICAN MUTUAL
                                  HOLDING COMPANY



                             By:         /s/  Robert J. Banstetter
                                -------------------------------------
                                Name:  Robert J. Banstetter
                                Title: Vice President, General Counsel
                                          and Secretary



                             METROPOLITAN LIFE INSURANCE
                                  COMPANY



                             By:         /s/  Terence I. Lennon
                                -------------------------------------
                                Name:  Terence I. Lennon
                                Title: Executive Vice President




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